AMENDMENT #2 TO EMPLOYMENT AGREEMENT
     AGREEMENT dated as of the 10th day of October, 2006, by and between Sovereign Bancorp, Inc., a Pennsylvania corporation (“SBI”), and Joseph P. Campanelli, an individual (the “Executive”).
     WHEREAS, the Executive and SBI entered into an Agreement, dated January 30, 2003 (the “Employment Agreement”); and
     WHEREAS, the Executive and SBI amended the Employment Agreement by instrument dated May 30, 2006 (the “Amended Agreement”); and
     WHEREAS, the Executive and SBI desire to further amend the Amended Agreement, to cover, among other things, the Executive’s appointment as interim (i) President and Chief Executive Officer (“CEO”) of SBI and (ii) CEO of Sovereign Bank, a federal savings bank (the “Bank”).
     NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties agree that the Amended Agreement, be further amended and interpreted as follows (the Amended Agreement, as amended hereby, being hereinafter sometimes referred to as the “Agreement”):
     1. Interim Appointment. Effective October 10, 2006 and in lieu of the titles presently provided in the Amended Agreement, the Executive is appointed as interim (i) President and CEO of SBI and (ii) CEO of the Bank, to serve in such capacities until the earliest of the following to occur: (A) his permanent1 appointment to the position of CEO of SBI by the Board of Directors of SBI, (B) the appointment by the Board of Directors of SBI of another individual to serve as CEO of SBI in an interim or permanent capacity, and (C) his termination of employment as CEO of SBI (the “Interim Period”). In such interim positions, the Executive shall report, with respect to SBI, directly to the co-lead directors of SBI and, with respect to the Bank, to directors P. Michael Ehlerman, Juan Rodriguez Inciarte or otherwise as the Bank Board shall designate, and shall have such duties and responsibilities and be granted such authority as are customarily imposed on a CEO, except to the extent otherwise set forth in the by-laws of SBI and the Bank and applicable controlling law or except as otherwise reasonably imposed upon him by the respective Boards of SBI and the Bank. In the event the Executive is not permanently appointed to the position of CEO of SBI, his appointment to the positions he held prior to his interim appointments (or more senior positions) with the same titles and reporting lines shall not result in a change in title, duties, or responsibilities or otherwise constitute “Good Reason” under the Section 5(a) of the Agreement, unless his titles, duties, responsibilities, authority or reporting lines are reduced or otherwise adversely affected relative to such titles, duties, responsibilities, authority and reporting lines as in effect immediately prior to his appointments to such interim positions. Except as otherwise explicitly set forth in this Amendment #2, if Executive’s titles, duties, responsibilities, authority or reporting lines are

[1]	For purposes of this Amendment #2, the reference to a “permanent” appointment is not intended to mean an appointment for life, but rather as an appointment for a limited term of at least three years.

reduced or otherwise adversely affected relative to such titles, duties, responsibilities, authority and reporting lines as in effect immediately prior to his appointments to such interim positions, Executive’s rights (including Executive’s rights upon a Change in Control) shall be determined under the Amended Agreement.
     2. Salary During Interim Period. During the Interim Period described in Paragraph 1 and in lieu of the amount provided in Section 4(a) of the Amended Agreement, the Executive’s salary shall be fixed at an annual rate of $750,000. Such annual salary shall not be reduced if the Executive’s positions described in Paragraph 1 are not made permanent after the Interim Period and shall constitute his salary under Section 4(a) of the Agreement.
     3. Bonus. During the Interim Period, the Executive’s annual bonuses referred to in the first sentence of Section 4(b) of the Amended Agreement shall be fixed at a maximum of 133% of his salary for each year, payable 1/3 in cash and 2/3 in SBI common stock in the manner and at the time specified by the SBI Board for executives generally. Such annual bonus shall not be reduced if the Executive’s positions described in Paragraph 1 are not made permanent after the Interim Period and shall constitute his maximum bonus under Section 4(b) of the Agreement. Notwithstanding the foregoing, for calendar year 2006 the Executive’s annual bonus shall not be less than $225,000.2
     4. Long-Term Incentive Grant. In lieu of any provision of the Amended Agreement, for the three calendar year period 2007 through 2009, the Executive shall be awarded a long-term incentive grant in restricted stock equal to 51,932 shares of SBI common stock.3 The specific terms of the award (including reasonable performance goals and provision for cliff vesting on the third anniversary of the date of grant, subject to acceleration of vesting as provided herein) under this paragraph shall be consistent with terms of a plan or program to be adopted by SBI’s Board of Directors in 2006 and implemented in 2007.
     5. Stay Bonus. In the event the Executive remains employed by SBI and/or the Bank on October 9, 2007, he shall be paid a lump-sum amount of $1,250,000, in cash, within 30 days thereafter. If, on or before October 9, 2007, the Executive’s employment is terminated by SBI for any reason other than for Cause or the Executive terminates his employment for Good Reason after a Change in Control under Section 5 of the Agreement, he shall be paid a lump-sum amount of $1,250,000, in cash, within 30 days thereafter.
     6. Special Additional Provisions Relating Directly or Indirectly to the Executive’s Interim Appointments.
     (a) Certain Terminations of Employment if the Executive is not Appointed Permanent CEO of SBI. In the event (i) the Executive’s interim status as the holder of the position of CEO of SBI (with the duties, responsibilities, authority and reporting lines associated with such position as of the date of execution of this Amendment #2) is not made permanent by October 9, 2007 (or if, prior to that date, the Board of Directors of

[2]	The number “$225,000” is an approximate proration of the number “$1,000,000” over the period of October 10, 2006 through December 31, 2006.

[3]	The number of shares referred to in Paragraph 4 is equal to $1,250,000 divided by the 10/10/06 price per share of $24.07.

SBI appoints another individual to serve as CEO of SBI in an interim or permanent capacity) and he elects to terminate his employment by means of a writing delivered to the SBI Board of Directors within 90 days after the earlier to occur of such events, or (ii) he is terminated for any reason other than for Cause before or within 90 days after another individual is named to the position of CEO of SBI in an interim or permanent capacity, then he shall be entitled to the benefits set forth below:
     (1) The Executive shall be paid a lump-sum cash payment in the amount of $1,750,000 within 30 days following his termination of employment.
     (2) The long-term incentive described in Paragraph 4 shall become immediately vested on a pro-rated basis (without regard to the achievement of financial or other goals), so that the Executive will have released to him, free of further restrictions (other than those required by law, if any), a number of shares of SBI common stock equal to the maximum number of shares that he could have earned thereunder times a fraction, the numerator of which is the number of days from January 1, 2007 through the day of termination of employment, and the denominator of which is 1,096. Notwithstanding the foregoing, the vested percentage determined in accordance with the preceding sentence shall not be less than 33-1/3.
     (3) To the extent permitted by the relevant SBI plans, all outstanding SBI stock options then held by the Executive shall vest upon termination of employment, and he shall thereafter have three months to exercise the same (or, if less, the maximum period permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any guidance issued by the United States Treasury Department thereunder). To the extent any SBI plan does not permit such accelerated vesting or continued exercisability, the Executive shall be paid, in cash, within 30 days after termination of employment , the excess of the aggregate fair market value of the shares of SBI stock subject to all of the affected stock options over such options’ aggregate exercise price.
     (4) To the extent applicable, all nonperformance-based restricted SBI stock awards (other than the Long-Term Incentive Grant described in Section 4 of this Amendment #2) that would otherwise vest before October 9, 2007 shall vest, and be released free from restriction (other than any restriction that may be imposed by law) upon his termination of employment. In addition, in the case of a voluntary termination of employment by Executive under this Paragraph 6(a), an amount attributable to otherwise unvested amounts under the Sovereign Bancorp, Inc. Bonus Recognition and Retention Plan (the “BRRP”) and attributable solely to the Executive’s deferred Bonus under Section 4.1 of the BRRP and earnings thereon (but not amounts attributable to the Matching Amounts under Section 4.3 of the BRRP nor earnings thereon) shall be deemed vested and shall be payable to the Executive in accordance with the Executive’s prior election under the BRRP.

As a condition of the payment to the Executive of the benefits under this paragraph, he shall execute a release (in the form set forth in Exhibit A hereto) in favor of SBI, its affiliates and directors, officers, employees and agents with respect to any employment-related claims or alleged claims he may then have against any or all of them, excluding the payments and benefits required to be provided to him under the Amended Agreement, this Amendment #2 and any other plan, policy or arrangement of SBI or any of its affiliates in which he is then a vested participant and containing the other exclusions set forth in Exhibit A. The payments and benefits under this Paragraph 6(a) are (i) the exclusive payments and benefits to which he will be entitled in the case of a termination described in this Paragraph 6(a), and (ii) therefore are in lieu of any benefits to which he would otherwise be entitled under the Amended Agreement, except for (y) the provision of the welfare and related benefits described in Section 6(b) or 7(b) (as the case may be) of the Amended Agreement and (z) the Executive’s eligibility for indemnification and contribution in accordance with applicable laws or the certificate of incorporation or by-laws of SBI, or under any applicable insurance policy with respect to any liability the Executive incurs or has incurred as a director, officer or employee of SBI or the Bank. Further, the provisions of Section 6(c) of the Amended Agreement shall continue to apply in the event they otherwise become applicable.
     (b) Other Terminations. In the event the Executive’s employment terminates under the Agreement, his entitlement to compensation, benefits and/or severance payments shall, except as otherwise provided in this Amendment #2, be determined as provided under the Amended Agreement; provided, however, that, in the case of the termination of his employment following a Change in Control for a reason other than for Cause (including a termination by the Executive for Good Reason under Section 5 of the Agreement), his Enhanced Executive Retirement Plan benefit shall (i) be determined by reference to a percentage of 45 rather than the current percentage of 35 or 40, as applicable, (ii) his severance payments (but not in kind benefits) shall be included in determining the amount of his benefit, and (iii) the benefit will commence at age 55 if his termination occurs before such age and SBI agrees to enter into an amendment to the Enhanced Executive Retirement Plan to implement such change.
     7. Future Contract. In the event the Executive is permanently named to the offices described in Paragraph 1, the parties agree to negotiate in good faith and promptly enter into a new, restated employment agreement setting forth their respective rights and obligations with regard to the Executive’s employment in such capacities.
     8. Effect of This Agreement on Employment Agreement Generally. Except as otherwise provided herein, the Amended Agreement shall continue in full force and effect, including, without limitation, the covenant not to compete and the non-solicitation of customers and employees provisions of Section 8 of the Agreement. Further, in the case of doubt, the Amended Agreement shall prospectively be reasonably construed in a manner consistent with the intent of this Amendment #2. By way of example and without limitation, the provisions of the Amended Agreement relating to the required maintenance of the Executive’s titles following a Change in Control shall not be applicable to the changes in titles contemplated in Paragraph 1 of this Amendment #2 in connection with his appointment to the positions contemplated in Paragraph 1. Notwithstanding the foregoing, in no event during the Interim Period, shall SBI or the Bank demand, as a condition to his continued employment, for the Executive to move his principal residence, and any such demand shall provide the Executive the right to terminate his employment under Paragraph 6(a)(i) and entitle the Executive to the benefits set forth in such Paragraph 6(a) in accordance with its terms. Notwithstanding the foregoing, SBI will reimburse the Executive (on a reasonably tax-effected basis) for reasonable out-of-pocket expenses (including, but not limited to, temporary housing, other lodging and individual and spousal travel expenses) that he may incur in connection with his assumption of the positions described in Paragraph 1. Moreover, in the event the Executive is not permanently appointed to the positions described in Paragraph 1, his appointment to the positions he held prior to his interim appointments (or to more senior positions) shall not result in an event of Good Reason or otherwise give him the right to terminate his employment and receive severance benefits under the Agreement (except as specifically provided in Paragraph 6 of this Amendment #2) unless his titles, duties, responsibilities, authority or reporting lines are reduced or otherwise adversely affected relative to such titles, duties, responsibilities, authority and reporting lines as in effect immediately prior to his appointments to such interim positions. By execution of this Amendment #2, Executive agrees and acknowledges that as of the date of this Amendment #2, no Change in Control has occurred under the terms of his Amended Agreement.
     9. Application of Section 409A of Internal Revenue Code. Notwithstanding anything in this Amendment #2 or the Amended Agreement to the contrary, the provisions of this Amendment #2 and the Agreement shall be interpreted and applied in a manner that is consistent with Code Section 409A and any guidance issued by the United States Treasury Department thereunder. This means that, unless the parties shall otherwise agree, (i) to the extent that any amount payable in connection with the termination of Executive’s employment cannot be paid until six months following such termination to avoid subjecting Executive to the additional income taxes imposed under Code Section 409A, such payments will be so delayed and paid, with interest at the short-term applicable federal rate, as in effect at the date of termination of employment, in a single lump-sum payment six months thereafter and (ii) with respect to medical benefits and other welfare benefits, the Executive shall bear the full cost of such benefits for six months following such termination date and shall be reimbursed for costs that Executive would not have otherwise incurred during such period in a single lump-sum payment six months thereafter (unless guidance issued by the United States Treasury Department permits benefit continuation through such six-month period), and SBI shall continue to provide such benefits to Executive and his eligible dependents for the period that they would otherwise have been provided, starting on the six-month anniversary of the termination date.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment #2, or caused it to be executed, on the date indicated below.

SOVEREIGN BANCORP, INC.
By:	/s/ P. Michael Ehlerman
P. Michael Ehlerman
Date: November 7, 2006

EXECUTIVE
/s/ Joseph P. Campanelli
Joseph P. Campanelli

Date: November 7, 2006

EXHIBIT A
FORM OF SEVERANCE RELEASE
          THIS SEVERANCE RELEASE (the “Release”) is entered into between Joseph P. Campanelli (the “Executive”) and Sovereign Bancorp, Inc., a Pennsylvania corporation (together with its successors and assigns, “SBI”).
          WHEREAS, the Executive and SBI entered into an employment agreement dated January 30, 2003, as amended by instruments dated May 30, 2006 and October 10, 2006 (the “Employment Agreement”); and
          WHEREAS, the Executive’s employment has terminated pursuant to Paragraph 6 of Amendment #2 to the Employment Agreement and as such the Executive is due certain payments and entitlements pursuant to the Employment Agreement subject to the Executive’s executing this Release.
          NOW, THEREFORE, in consideration of the payments set forth in the Employment Agreement and other good and valuable consideration, the Executive and SBI agree as follows:
     1. The Executive, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns (the “Executive Releasees”), hereby irrevocably and unconditionally releases, waives, and forever discharges SBI and its affiliated companies and their past and present parents, subsidiaries, affiliated corporations, partnerships, joint ventures, and their successors and assigns (the “SBI Affiliated Parties”) and all of SBI Affiliated Parties’ respective past and present directors, officers, employees, agents and their representatives, successors and assigns (but as to any such individual, agent or representative, only in connection with, or in relationship to, his or its capacity as a director, officer, employee, agent, representative, successor or assign of any SBI Affiliated Party and not in connection with, or in relationship to, his or its personal or professional capacity unrelated to any SBI Affiliated Party) (collectively, the “SBI Releasees”), from any and all actions, claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, whether past, present, or future, that any Executive Releasee had, may have had, now has, or may hereafter have against SBI or any other SBI Releasee, as of the date of the execution of this Release by the Executive, arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with SBI or any affiliate, including, but not limited to, any action, claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance creating or recognizing employment-related causes of action, and all amendments of any of these laws (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Fair Labor Standards Act of 1938, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended (other than any claim for vested benefits), the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefit Protection Act of 1990, the Consolidated Omnibus Budget Reconciliation Act of 1985, the

Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, and Mass. Gen. Laws Ch. 12, §§11H and 11I, Mass. Gen. Laws Ch. 151B), tort, contract or any alleged violation of any other legal obligation. Anything to the contrary notwithstanding in this Release or the Employment Agreement, nothing herein shall release any SBI Releasee from any claims or damages based on (i) any right or claim that arises exclusively from events occurring after the date the Executive executes this Release, (ii) any right the Executive may have to payments, benefits or entitlements under the Employment Agreement or any applicable plan, policy, program or arrangement of, or other agreement with, SBI or any affiliate, (iii) the Executive’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of SBI, or under any applicable insurance policy with respect to any liability the Executive incurs or has incurred as a director, officer or employee of SBI or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and any SBI Releasee are jointly liable.
     2. The Executive represents that as of the date he has executed this Release he has not assigned to any other party, and agrees not to assign, any claim released by the Executive herein. In addition, the Executive promises never to file a lawsuit or an arbitration claim against SBI or any other SBI Releasee asserting any claim released by any Executive Releasee herein. If any federal, state or local administrative agency or court has now assumed or later assumes jurisdiction of any complaint or charge on behalf of the Executive against any SBI Releasee alleging or asserting unlawful employment discrimination in connection with the Executive’s employment with SBI or the termination of that employment, the Executive will disclaim entitlement to any relief and, to the extent that the Executive has commenced such a proceeding prior to the execution of this Release by the Executive, the Executive agrees to withdraw such proceeding with prejudice on or before the date on which the Executive executes this Release.
     3. The Executive acknowledges that he has waived his and Executive Releasees’ Claims knowingly and voluntarily in exchange for the severance benefits set forth in the Employment Agreement, and that the Executive would not otherwise have been entitled to those benefits. The Executive acknowledges that he has been provided a period of at least 21 calendar days in which to consider and execute this Release. The Executive further acknowledges and understands that he has seven calendar days from the date on which he executes this Release to revoke his agreement by delivering to SBI written notification (in accordance with Section 11 of the Employment Agreement) of his intention to revoke this Release. This Release becomes effective when signed by the Executive unless revoked in writing by the Executive in accordance with this seven-day provision. To the extent that the Executive has not otherwise done so, the Executive is advised to consult with an attorney prior to executing this Release.
     4. During the Executive’s employment with SBI the Executive may have obtained information of a confidential nature or which is a trade secret. The Executive agrees that he will not use, and he will not disclose to any person or entity, other than on behalf of or for SBI’s benefit, such confidential information or any trade secret, except as the Executive may be authorized in writing to do so by the SBI’s Chief Executive Officer or an officer of SBI Designated by him. The Executive further certifies that he has not and agrees that he will not, during the period of time between when he has been offered this Release for consideration and his termination date, remove from SBI or transfer by electronic or other means, documents or copies thereof relating to the Executive’s duties, without the express written approval of SBI’s Chief Executive Officer or an officer of SBI designated by him. Notwithstanding anything to the contrary contained herein, Executive will be entitled to remove, transfer and retain (i) papers and other materials of a personal nature, including without limitation photographs, personal correspondence, personal diaries, personal calendars and rolodexes, personal phone books and files relating exclusively to his personal affairs, (ii) information showing Executive’s compensation or relating to Executive’s reimbursement of business related expenses, (iii) information Executive reasonably believes may be needed for the planning and preparation of Executive’s personal tax returns and (iv) copies of SBI and compensation and benefit plans and agreements relating to Executive’s employment with or termination from SBI and/or the Bank.
     5. The Executive agrees that he remains subject to the non-competition and non-solicitation provisions of Section 8 of the Employment Agreement. SBI agrees, except as may be required by law, to refrain from performing any act, engaging in any course of conduct or course of action or making or publishing any statements, claims, allegations or assertions which it believes have, or may reasonably be expected to have, the effect of demeaning the name or business reputation of Executive and shall cause its employees, officers, directors, agents or advisors to be similarly bound when serving in such capacity. Executive agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of SBI or any SBI Affiliated Party or any of its or their employees, officers, directors, agents or advisors in their capacities as such. The parties agree that nothing in this Section 5 shall preclude either party or any other person referenced in this Section 5 from fulfilling any duty or obligation that he, she or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights against the other party, including under this Agreement, or from responding publicly to correct any incorrect, disparaging or demeaning statements, claims, allegations or assertions by the other party or any other person referenced in this paragraph.
     6. This Release shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of law. Should any provision of this Release be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release.

     IN WITNESS WHEREOF, the Executive and SBI have executed this Release as of the date indicated below.

JOSEPH P. CAMPANELLI

Date:

SOVEREIGN BANCORP, INC.

By:
Its:

Date:

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